Exhibit 99.1

Computer Software Innovations, Inc.

Announces Third Quarter 2008 Financial Results

•	Software Segment Grows 23.6%

•	Revenues Increase 8.9% to $16.7 Million in Q3 2008 versus $15.4 Million in Q3 2007

•	Revenues of $46.3 Million for Nine Months, up 5.1% Versus $44.1 Million in 2007

•	Nine Months Net Income Steady at $1.9 Million for Q3 2008 and 2007, with Increased Investment Toward Future Geographic Penetration

•	Shareholders’ Equity Improves to $5.9 Million from $2.5 Million at YE 2007

Computer Software Innovations, Inc. (OTCBB: CSWI), CSI Technology Outfitters(TM) (“CSI”) today announced its financial results for the three and nine months ended September 30, 2008.

“We continue to be pleased with current year results. Our top line and margins continued to grow and we are experiencing increased penetration and bolstering our already strong market presence.” said Nancy Hedrick, CEO of CSI. “The company is excited that our net income has held steady for the nine months, year over year and we have remained profitable in these challenging economic times.”

Financial Results:

Three Month Financial Results for the Period Ended September 30, 2008

CSI posted revenue of approximately $16.7 million for the third quarter ended September 30, 2008, up approximately $1.4 million or 8.9% compared to the third quarter of 2007. CSI experienced significant growth in its software sector in Q3 of $0.6 million or 23.6%, due to increased sales in software services and support. Of the increase, the acquisition of the CSI-Greensboro operations added $0.2 million, while the acquisition of Version3 added $0.1 million, with the remaining $0.3 million from organic growth. Technology revenues increased $0.7 million or 5.9%, primarily from increased sales of infrastructure solutions.

Gross profit for the third quarter of 2008 was approximately $3.3 million, an increase of $0.3 million or 9.7% in comparison with the third quarter of 2007. The increase in gross profit was driven by increased sales in the software segment and increased revenue in the technology segment from increased sales of infrastructure solutions. Increased margin in the technology segment added to the improvement from sales volume. This improvement was partially offset by decreased margins in the software segment from reduced new product sales, primarily of third-party solutions sold. Operating income for the quarter was approximately $0.9 million, a decrease of 17.1% compared to operating income of $1.0 million for the same period in the prior year, from increased investment in a larger, acquired geographic footprint.

CSI posted net income for the quarter ended September 30, 2008 of approximately $0.4 million or $0.08 earnings per basic share and $0.03 earnings per diluted share, compared to net income of approximately $0.7 million and $0.19 earnings per basic share and $0.05 earnings per diluted share for the same period last year.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased $0.1 million to $1.4 million for the quarter ended September 30, 2008. The decrease in EBITDA was primarily due to the decrease in net income over the prior year after adding back the related tax effects of those increases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.)

Nine Month Financial Results for the Period Ended September 30, 2008

CSI posted revenue of approximately $46.3 million, an increase of $2.2 million or 5.1% in comparison with the first nine months of 2007. This net increase included a $2.0 million increase in software applications segment sales, and a $0.3 million increase in technology solutions segment sales. Technology solutions sales increased primarily from increased infrastructure solutions sales, and related engineering services and support, partially offset by reduced sales of interactive whiteboard solutions. The increase in the software applications segment was primarily due to increases in all areas including a small increase in software product sales and larger increases in services, and support. The acquisition of the CSI-Greensboro operations in the second quarter of 2008 added $0.5 million, and the acquisition of Version 3 in the third quarter of 2008 added $0.1 million of software revenues, with the remaining $1.4 million increase from organic growth.

Gross profit for the first nine months was approximately $11.0 million, an increase of $1.4 million or 14.5% compared to 2007. The gross margin increased from 21.8% in 2007, to 23.7% in 2008 due to the higher volume of software product sales and shift in product mix in technology to higher margin infrastructure products and engineering services. Operating income for the first nine months was approximately $3.5 million, up slightly compared to the same period in 2007. Net income was $1.9 million or earnings of $0.34 per basic share and $0.15 per diluted share as compared to a net income of $1.9 million or $0.53 per basic share and $0.14 per diluted share for the same period in 2007.

EBITDA increased $0.4 million to $5.0 million for the nine months ended September 30, 2008. The increase in EBITDA was primarily due to the increase in net income over the prior year after adding back the related tax effects of those increases in net income. (EBITDA is a non-GAAP financial measure. See reconciliation to GAAP measure net income (loss) which follows below.)

2008 Key Highlights

•

Completed Acquisition of Version3, Inc. – Developer, provider, and consultant with respect to solutions that facilitate single sign-on, application access management, and provisioning based on Microsoft’s Identity Lifecycle Management and Microsoft SharePoint deployments.

•	Completed Acquisition of ICS Systems, Inc. – Developer of fund accounting software with valuable market experience and increased penetration into local government market space.

•	CRN’s Fast Growth 100 Award – Honor for solution providers that have seen the most revenue growth in their technology segment in the past two years. CSI appeared 38th on the list.

•	CRN Fast Growth Education Specialist Award – Honor for fastest growing technology partner in the education market category.

•	VARBusiness 500 – List of North America’s top 500 technology solution providers according to VAR Business Magazine. CSI vaulted 85 positions to number 385 based on prior year revenue.

“Once again we increased upon the prior year’s revenues by achieving greater account penetration and customer diversification in both segments,” continued Ms. Hedrick. “We believe this positions us well to take advantage of an economic recovery and achieve our overall goal of improving shareholder value.”

Conference Call Reminder for Today

The Company will host a conference call today, Wednesday, November 12, 2008 at 11:00 a.m. Eastern Standard Time to discuss the Company’s financial and operational results for the third quarter 2008, which ended September 30, 2008.

Conference Call Details:

Date: Wednesday, November 12, 2008

Time: 11:00 a.m. (EST)

Dial-in Number: 1-800-762-8932

International Dial-in Number: 1-480-629-9031

It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 11:00 a.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call for 7 days, until November 19, 2008. To listen to the replay, dial 1-800-406-7325 if calling within the U.S., 1-303-590-3030 if calling internationally and enter the pass code 3939842.

The call is also being webcast and may be accessed at CSI’s website at www.csioutfitters.com. The webcast will be archived and accessible until December 12, 2008 on the Company website.

About Computer Software Innovations, Inc.

CSI provides software and technology solutions primarily to public sector markets. CSI has more than doubled its revenue in the past two years to over $55 million in 2007 by using organic growth and acquisitions. Over 600 school, government, and non-profit organizations have CSI solutions that encompass financial management software specialized for the public sector, IT infrastructure, IP telephony, IP video surveillance, printing/imaging, and interactive classroom technologies. More information about CSI (OTCBB: CSWI.OB) is available at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Among other things, these statements relate to our financial condition, results of operations and future business plans, operations, opportunities and prospects. In addition, we and our representatives may from time to time make written or oral forward-looking statements, including statements contained in other filings with the Securities and Exchange Commission and in our reports to stockholders. These forward-looking statements are generally identified by the words or phrases “may,” “could,” “should,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “predict,” “project” or words of similar import. These forward-looking statements are based upon our current knowledge and assumptions about future events and involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any anticipated results, prospects, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf.

In our most recent Form 10-K, we have included risk factors and uncertainties that might cause differences between anticipated and actual future results. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operations and results of our software and systems integration businesses also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	a reduction in anticipated sales;

•	an inability to perform customer contracts at anticipated cost levels;

•	our ability to otherwise meet the operating goals established by our business plan;

•	market acceptance of our new software, technology and services offerings;

•	an economic downturn; and

•	changes in the competitive marketplace and/or customer requirements.

Company Contact:	Investor Contact:
Computer Software Innovations, Inc.	Alliance Advisors, LLC
David Dechant, 864-855-3900	Mark McPartland, 910-221-1827
Ddechant@csioutfitters.com	MarkMcp@allianceadvisors.net

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS.

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
REVENUES
Software applications segment	$3,255,588	$2,633,513	$10,119,487	$8,167,675
Technology solutions segment	13,466,559	12,718,474	36,216,169	35,937,339

Net sales and service revenue	16,722,147	15,351,987	46,335,656	44,105,014
COST OF SALES
Software applications segment
Cost of sales, excluding depreciation, amortization and capitalization	1,805,212	1,391,169	5,456,316	4,471,764
Depreciation	29,365	15,121	81,037	46,040
Amortization of capitalized software costs	345,589	287,238	943,591	785,560
Capitalization of software costs	(240,848)	(278,137)	(740,369)	(713,991)

Total Software applications segment cost of sales	1,939,318	1,415,391	5,740,575	4,589,373

Technology solutions segment
Cost of sales, excluding depreciation	11,410,289	10,867,366	29,512,931	29,846,606
Depreciation	31,164	22,682	90,104	66,416

Total Technology solutions segment cost of sales	11,441,453	10,890,048	29,603,035	29,913,022

Total cost of sales	13,380,771	12,305,439	35,343,610	34,502,395

Gross profit	3,341,376	3,046,548	10,992,046	9,602,619
OPERATING EXPENSES
Salaries, wages and benefits	1,499,274	1,318,941	4,622,588	3,776,507
Stock based compensation	4,691	1,496	14,074	92,308
Acquisition expenses	13,428	89	46,272	8,636
Compliance related costs	102,683	42,053	336,837	422,809
Sales consulting fees	48,000	68,054	166,502	164,054
Marketing costs	43,386	28,242	158,425	101,554
Travel and mobile costs	227,564	157,014	578,488	447,623
Depreciation and amortization	141,015	94,195	369,435	274,943
Other selling, general and administrative expenses	396,508	293,454	1,194,180	860,712

Total operating expenses	2,476,549	2,003,538	7,486,801	6,149,146

Operating income	864,827	1,043,010	3,505,245	3,453,473
OTHER INCOME (EXPENSE)
Interest income	—	9,850	100	12,613
Interest expense	(144,182)	(133,298)	(407,204)	(419,353)
Loss on disposal of property and equipment	(4,125)	—	(4,125)	(1,218)

Net other income (expense)	(148,307)	(123,448)	(411,229)	(407,958)

Income before income taxes	716,520	919,562	3,094,016	3,045,515
INCOME TAX EXPENSE	268,803	228,780	1,206,918	1,166,769

NET INCOME	$447,717	$690,782	$1,887,098	$1,878,746

BASIC EARNINGS PER SHARE	$0.08	$0.19	$0.34	$0.53

DILUTED EARNINGS PER SHARE	$0.03	$0.05	$0.15	$0.14

WEIGHTED AVERAGE SHARES OUTSTANDING:
– Basic	5,555,216	3,572,503	5,055,911	3,535,607

– Diluted	13,191,846	13,257,601	12,438,400	13,251,489

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2008 (Unaudited)	December 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$—	$—
Accounts receivable, net	15,012,692	8,697,036
Inventories	2,138,337	470,485
Prepaid expenses	115,267	42,832
Taxes receivable	115,242	177,147

Total current assets	17,381,538	9,387,500
PROPERTY AND EQUIPMENT, net	1,458,323	1,316,713
COMPUTER SOFTWARE COSTS, net	2,945,366	2,162,717
DEFERRED TAX ASSET	283,016	263,324
GOODWILL	2,430,437	1,480,587
OTHER INTANGIBLE ASSETS, net	2,730,632	1,574,809

Total assets	$27,229,312	$16,185,650

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$6,397,146	$4,023,936
Taxes payable	—	—
Deferred revenue	4,850,007	5,323,889
Deferred tax liability	475,094	469,046
Current portion of notes payable	300,303	283,187
Subordinated notes payable to shareholders	1,950,400	2,250,400

Total current liabilities	13,972,950	12,350,458

NOTES PAYABLE, less current portion	537,007	763,717
BANK LINE OF CREDIT	6,792,000	575,000

Total liabilities	21,301,957	13,689,175

SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock - $0.001 par value; 15,000,000 shares authorized; 6,859,736 shares issued and outstanding	6,860	6,860
Common stock - $0.001 par value; 40,000,000 shares authorized; 6,261,204 and 4,698,970 shares issued and outstanding, respectively	6,261	4,699
Additional paid-in capital	8,893,122	7,400,939
Accumulated deficit	(2,897,621)	(4,784,719)
Unearned stock compensation	(81,267)	(131,304)

Total shareholders’ equity	5,927,355	2,496,475

Total liabilities and shareholders’ equity	$27,229,312	$16,185,650

Non-GAAP Financial Measure: Explanation and Reconciliation of EBITDA and Adjusted EBITDA

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation’s financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business’s cash flows. We use EBITDA for evaluating the relative underlying performance of the Company’s core operations and for planning purposes, including a review of this indicator and discussion of potential targets in the preparation of annual operating budgets. We calculate EBITDA by adjusting net income or loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

EBITDA is presented as additional information because management believes it to be a useful supplemental analytic measure of financial performance of our core business, and as it is frequently requested by sophisticated investors. However, management recognizes it is no substitute for GAAP measures and should not be relied upon as an indicator of financial performance separate from GAAP measures (as discussed further below).

“Adjusted EBITDA or “Financing EBITDA” is a non-GAAP financial measure used in our calculation and determination of compliance with debt covenants related to our bank credit facilities. Adjusted EBITDA is also used as a representation as to how EBITDA might be adjusted by potential lenders for financing decisions and our ability to service debt. However, such decisions would not exclude those other items impacting cash flow which are excluded from EBITDA, as noted above. Adjusted EBITDA is defined as net income or loss adjusted for net interest expense, income tax expense or benefit, depreciation, amortization, and also certain additional items allowed to be excluded from our debt covenant calculation including other non-cash items such as operating non-cash compensation expense (such as stock-based compensation), and the Company’s initial reorganization or restructuring related costs, unrealized gain or loss on financial instrument (non-cash related) and gain or loss on the disposal of fixed assets. While we evaluate the Company’s performance against debt covenants on this basis, investors should not presume the excluded items to be one-time costs. If the Company were to enter into additional capital transactions, for example, in connection with a significant acquisition or merger, similar costs could reoccur. In addition, the ongoing impact of those costs would be considered in, and potential financings based on, projections of future operating performance which would include the impact of financing such costs.

We believe the presentation of Adjusted EBITDA is important as an indicator of our ability to obtain additional financing for the business, not only for working capital purposes, but particularly as acquisitions are anticipated as a part of our growth strategy. Accordingly, a significant part of our success may rely on our ability to finance acquisitions.

When evaluating EBITDA and Adjusted EBITDA, investors should consider, among other things, increasing and decreasing trends in both measures and how they compare to levels of debt and interest expense, ongoing investing activities, other financing activities and changes in working capital needs. Moreover, these measures should not be construed as alternatives to net income (as an indicator of operating performance) or cash flows (as a measure of liquidity) as determined in accordance with GAAP.

While some investors use EBITDA to compare between companies with different investment and capital structures, all companies do not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the EBITDA and Adjusted EBITDA measures presented below may not be comparable to similarly titled measures of other companies.

A reconciliation of Net Income reported under GAAP to EBITDA and Adjusted (Financing) EBITDA is provided below:

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in thousands	2008	2007	2008	2007
Reconciliation of Net income (loss) per GAAP to EBITDA and Adjusted (Financing) EBITDA:
Net income (loss) per GAAP	$447	$691	$1,887	$1,879
Adjustments:
Income tax expense (benefit)	269	229	1,206	1,167
Interest expense, net	144	123	407	407
Depreciation and amortization of fixed assets and trademarks	202	132	541	387
Amortization of software development costs	346	287	944	786

EBITDA	$1,408	$1,462	$4,985	$4,626

Adjustments to EBITDA to exclude those items in loan covenant calculations:
Stock based compensation (non-cash portion)	5	2	14	92

Adjusted (Financing) EBITDA	$1,413	$1,464	$4,999	$4,718